EXHIBIT 99.1

BROADRIDGE REPORTS RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2017
Third quarter recurring fee revenue up 30%; Adjusted EPS up 19%; and YTD Closed sales up 33%
Strong third quarter puts Broadridge on track to achieve full year guidance for recurring fee revenues, Adjusted EPS and Closed sales
LAKE SUCCESS, N.Y., May 10, 2017 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the third quarter and nine months ended March 31, 2017.

Summary Financial Results	Third Quarter			Nine Months
Dollars in millions, except per share data	2017	2016	Change	2017	2016	Change

Total revenues	$1,009	$689	46%	$2,797	$1,923	45%
Recurring fee revenues	592	455	30%	1,645	1,246	32%

Operating income	110	101	9%	235	230	2%
Operating income margin	10.9%	14.6%		8.4%	12.0%

Adjusted operating income - Non-GAAP	134	110	22%	299	258	16%
Adjusted operating income margin - Non-GAAP	13.2%	15.9%		10.7%	13.4%

Diluted EPS	$0.63	$0.52	21%	$1.15	$1.13	2%
Adjusted EPS - Non-GAAP	$0.69	$0.58	19%	$1.43	$1.28	12%

Closed sales	$48	$29	66%	$125	$94	33%
“After a strong third quarter, Broadridge remains well-positioned to deliver on its full year guidance,” said Rich Daly, Broadridge’s President and Chief Executive Officer. “We reported very healthy revenue growth, driven by the acquisition of NACC and organic growth of our recurring fee revenues, and double digit Adjusted operating income and Adjusted EPS growth. I am also pleased by the continued record results in Closed sales, which should contribute to Broadridge’s growth over 2018 and beyond.”
“Our strong results, coupled with the stability of our business model, have enabled us to balance rewarding our long-term shareholders in the form of a strong and growing dividend and share buybacks, while making investments to enhance our business. In total, we returned $140 million to shareholders in the third quarter, while making a small tuck-in acquisition to strengthen our GTO segment.”
“As we near the end of our fiscal year, we are reaffirming our fiscal year 2017 guidance for our key metrics. Our guidance, which calls for recurring fee revenue growth of 29% to 31%, Adjusted EPS growth of 12% to 17%, and Closed sales in the range of $140 million to $180 million, puts Broadridge right on track to achieve the three year financial objectives we set in December 2014,” Mr. Daly concluded.

Fiscal Year 2017 Financial Guidance
The Company reaffirmed its fiscal year 2017 guidance.

Broadridge Fiscal Year 2017 Financial Guidance

Recurring fee revenue growth	29-31%
Total revenue growth	40-42%

Adjusted operating income margin - Non-GAAP	~15%

Diluted earnings per share growth	2-7%
Adjusted earnings per share growth - Non-GAAP	12-17%

Free cash flow - Non-GAAP	$350-400M
Closed sales	$140-180M

Segments:
ICS Total revenue growth	50-52%
ICS Pre-tax margin	~12%

GTO Total revenue growth	6-9%
GTO Pre-tax margin	~21%*

* previously ~19.5%
Financial Results for Third Quarter Fiscal Year 2017

Revenues
Revenues for the three months ended March 31, 2017 ("third quarter of fiscal year 2017") increased 46% to $1,009 million, from $689 million for the prior year period. Revenues from acquisitions contributed $283 million of this total increase, with the revenues of the North American Customer Communications business acquired from DST Systems, Inc. ("NACC") contributing $277 million.
Recurring fee revenues rose 30% to $592 million from $455 million. The increase in recurring fee revenues reflected organic growth of 4%, including 5% from Net New Business partially offset by negative 1% internal growth. Acquisitions accounted for the remainder of the increase, including $111 million from the acquisition of NACC.
Distribution revenues rose $172 million, or 85%, to $376 million, largely driven by the acquisition of NACC. Event-driven revenues increased 26% to $61 million from $48 million. Changes in foreign currency rates lowered Broadridge's total revenue by $2 million as compared to the prior year period.

Operating Income
For the third quarter of fiscal year 2017:

•
Operating income was $110 million, an increase of $9 million, or 9%, compared to $101 million for the prior year period. Operating income margin decreased to 10.9%, compared to 14.6% for the prior year period.

•
Adjusted operating income was $134 million, an increase of $24 million, or 22%, compared to $110 million for the prior year period. Adjusted operating income margin decreased to 13.2%, compared to 15.9% for the prior year period.

•	The decrease in Operating income margin and Adjusted operating income margin was primarily due to the acquisition of NACC.

Interest Expense and Other non-operating Income/Expenses
Interest expense, net for the third quarter of fiscal year 2017 was $11 million, an increase of $4 million, or 66%, compared to $7 million for the prior year period. The increase was primarily due to higher interest expense driven by higher indebtedness.
Other non-operating income, net was $7 million, an increase of $8 million compared to Other non-operating expenses, net of $1 million for the prior year period. The third quarter of fiscal year 2017 includes a $9 million non-cash, nontaxable gain on investment from the acquisition of Message Automation Limited (the "MAL investment gain").

Net Earnings and Earnings per Share
For the third quarter of fiscal year 2017:

•	Net earnings increased 19% to $76 million, compared to $64 million for the prior year period.

•	Adjusted net earnings increased 19% to $83 million, compared to $70 million for the prior year period.

•	Diluted earnings per share increased 21% to $0.63, compared to $0.52 for the prior year period.

•	Adjusted earnings per share increased 19% to $0.69 from $0.58 for the prior year period.

Segment and Other Results for Third Quarter of Fiscal Year 2017
Investor Communication Solutions ("ICS")
ICS revenues for the third quarter of fiscal year 2017 increased $311 million, or 60%, to $826 million, compared to $515 million in the prior year period. Revenues from the acquisition of NACC contributed $277 million of this total increase.
ICS recurring fee revenues in the third quarter of fiscal year 2017 rose $126 million, or 48%, to $389 million. The increase reflected: (i) contributions from the NACC acquisition (42pts); (ii) Net New Business (6pts) and (iii) flat internal growth. ICS distribution revenues rose $172 million, or 85%, to $376 million. Event-driven revenues increased $12 million to $61 million, largely as a result of higher mutual fund proxy volumes.
Position growth, which is a component of internal growth, was 5% for mutual fund and ETF interims and 6% for annual equity proxy communications.
ICS earnings before income taxes increased $7 million, or 10%, to $74 million.  The increase was primarily due to higher recurring and event-driven fee revenues, partially offset by higher operating expenses, which includes higher amortization related to the acquisitions of NACC and the Inveshare technology assets. Pre-tax margins decreased by 4.1 percentage points to 8.9%.

Global Technology and Operations ("GTO")
GTO revenues for the third quarter of fiscal year 2017 increased $11 million, or 6%, to $203 million, compared to $191 million in the prior year period. The increase was attributable to higher Net New Business (5pts) and revenue from recent acquisitions (3pts), partially offset by negative internal growth (-2pts). Excluding the impact of the APTP re-contracting in the prior year period, internal growth was essentially flat.
GTO earnings before income taxes rose $4 million, or 10%, to $44 million, reflecting strong revenue growth and recent efficiency initiatives. Pre-tax margins increased by 0.9 percentage points to 21.9%.
Other
Other Pre-tax loss was essentially flat in the third quarter of fiscal year 2017 at $14 million from $15 million in the prior year period.
Additional Third Quarter of Fiscal Year 2017 Events
Acquisition of Message Automation Limited
In March 2017, Broadridge acquired Message Automation Limited ("MAL"). MAL is a specialist provider of post-trade control solutions for sell-side and buy-side firms. The Company owned 25% of MAL and purchased the remaining 75% for an aggregate purchase price of $24 million in cash, subject to customary working capital and other closing adjustments. As a result of the acquisition, Broadridge recorded a $9 million non-cash, nontaxable investment gain on its minority ownership interest.

Financial Results for the Nine Months Ended March 31, 2017
Revenues
Revenues for the nine months ended March 31, 2017 ("the nine months fiscal 2017") increased 45% to $2,797 million, from $1,923 million for the prior year period. Revenues from acquisitions contributed $834 million of this total increase, with the revenues of NACC contributing $816 million.
Recurring fee revenues rose 32% to $1,645 million from $1,246 million. The increase in recurring fee revenues reflected: contributions from our recent acquisitions (27pts), including $323 million from the acquisition of NACC, and gains from Net New Business (4pts).
Distribution revenues rose $503 million, or 87%, to $1,078 million, largely driven by the acquisition of NACC. Event-driven revenues decreased 11% to $128 million from $143 million. Changes in foreign currency rates lowered Broadridge's total revenue by $12 million, or 1%, as compared to the prior year period.

Operating Income
For the nine months fiscal 2017:

•
Operating income was $235 million, an increase of $5 million, or 2%, compared to $230 million for the prior year period. Operating income margin decreased to 8.4%, compared to 12.0% for the prior year period.

•
Adjusted operating income was $299 million, an increase of $41 million, or 16%, compared to $258 million for the prior year period. Adjusted operating income margin decreased to 10.7%, compared to 13.4% for the prior year period.

•	The decrease in Operating income margin and Adjusted operating income margin was primarily due to the acquisition of NACC.
Interest Expense and Other Non-operating Income/Expenses
Interest expense, net for the nine months fiscal 2017 was $32 million, an increase of $13 million, or 66%, compared to $19 million for the prior year period. The increase was primarily due to higher interest expense driven by higher indebtedness.
Other non-operating income, net was $1 million, an increase of $5 million compared to Other non-operating expenses, net of $4 million for the prior year period. The nine months fiscal 2017 includes the $9 million MAL investment gain.

Net Earnings and Earnings per Share
For the nine months fiscal 2017:

•	Net earnings increased 2% to $140 million, compared to $137 million for the prior year period.

•	Adjusted net earnings increased 11% to $174 million, compared to $156 million for the prior year period.

•	Diluted earnings per share increased 2% to $1.15, compared to $1.13 for the prior year period.

•	Adjusted earnings per share increased 12% to $1.43 from $1.28 for the prior year period.

Segment and Other Results for The Nine Months Fiscal 2017
Investor Communication Solutions
ICS revenues for the nine months fiscal 2017 increased $843 million, or 59%, to $2,259 million, compared to $1,417 million in the prior year period. Revenues from acquisitions contributed $819 million of this total increase, with NACC revenues contributing $816 million.

ICS recurring fee revenues rose $355 million, or 51%, to $1,053 million. The increase reflected: (i) contributions from our recent acquisitions (47pts), including (46pts) from the NACC acquisition; (ii) Net New Business (4pts) and (iii) flat internal growth. ICS distribution revenues rose $503 million, or 87%, to $1,078 million. Event-driven revenues declined $15 million to $128 million as a result of lower mutual fund proxy volumes and corporate action activity.
Position growth compared to the same period in the prior year, was 3% for mutual fund interims and 3% for annual equity proxy communications.
ICS earnings before income taxes declined $22 million, or 15%, to $125 million.  The decline was primarily due to higher operating expenses, which includes higher amortization related to the acquisitions of NACC and the Inveshare technology assets and lower event-driven fee revenues. Pre-tax margins decreased by 4.9 percentage points to 5.5%.

Global Technology and Operations
GTO revenues for the nine months fiscal 2017 increased $44 million, or 8%, to $592 million, compared to $548 million in the prior year period. The increase was attributable to higher Net New Business (4pts), revenue from recent acquisitions (3pts) and internal growth from higher trade and non-trade activity levels partially offset by contract renewals (1pt).
GTO earnings before income taxes rose $29 million, or 29%, to $129 million, reflecting robust revenue growth and efficiency initiatives. Pre-tax margins increased by 3.6 percentage points to 21.8%.
Other
Other Pre-tax loss increased by $14 million for the nine months fiscal 2017 to $58 million from $44 million in the prior year period. The biggest contributors to the increased loss was a $13 million increase in net interest expense, increased foreign currency transaction losses of $4 million and a gain on the sale of an asset in the prior fiscal year, partially offset by a $9 million MAL investment gain.

Earnings Conference Call
An analyst conference call will be held today, Wednesday, May 10, 2017 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-844-348-2805 within the United States and international callers may dial 1-213-785-7185.
A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through May 24, 2017, the recording will also be available by dialing 1-855-859-2056 passcode: 16509432 within the United States or 1-404-537-3406 passcode: 16509432 for international callers.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. generally accepted accounting principles ("GAAP") except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of

Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. These adjusted measures exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs and the MAL investment gain. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash expenses associated with the Company's acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities.
We exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs and the MAL investment gain from these measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes these measures may be useful to an investor in evaluating the underlying operating performance of our business.

Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions and other discretionary investments. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures and Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2017 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (the “2016 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2016 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; any material breach of Broadridge security affecting its clients’ customer information; declines in participation and activity in the securities markets; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is a leading provider of investor communications and technology-driven solutions for banks, broker-dealers, mutual funds and corporate issuers. Broadridge’s investor and customer communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes on average over $5 trillion in equity and fixed income trades per day. Broadridge employs approximately 10,000 associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.
Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Revenues	$1,008.9	$688.8	$2,796.8	$1,922.5
Operating expenses:
Cost of revenues	773.7	486.5	2,199.5	1,389.6
Selling, general and administrative expenses	125.5	101.7	362.8	303.0
Total operating expenses	899.2	588.2	2,562.3	1,692.6
Operating income	109.7	100.6	234.6	229.9
Interest expense, net	10.8	6.5	31.8	19.2
Other non-operating (income) expenses, net	(7.4)	0.7	(0.8)	4.4
Earnings before income taxes	106.3	93.4	203.5	206.4
Provision for income taxes	30.4	29.7	63.8	68.9
Net earnings	$75.9	$63.7	$139.7	$137.4
Basic earnings per share	$0.64	$0.54	$1.18	$1.16
Diluted earnings per share	$0.63	$0.52	$1.15	$1.13
Weighted-average shares outstanding:
Basic	117.8	118.2	118.3	118.3
Diluted	120.7	121.7	121.3	121.8
Dividends declared per common share	$0.33	$0.30	$0.99	$0.90

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	March 31, 2017	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$269.5	$727.7
Accounts receivable, net of allowance for doubtful accounts of $3.1 and $2.3, respectively	661.2	453.4
Other current assets	187.5	108.0
Total current assets	1,118.2	1,289.1
Property, plant and equipment, net	169.5	112.2
Goodwill	1,161.5	999.3
Intangible assets, net	483.9	210.3
Other non-current assets	308.8	261.8
Total assets	$3,242.0	$2,872.7
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$125.0	$124.8
Accounts payable	191.9	133.2
Accrued expenses and other current liabilities	364.0	352.2
Deferred revenues	205.0	82.7
Total current liabilities	885.9	692.9
Long-term debt, excluding current portion	1,141.6	890.7
Deferred taxes	70.7	61.6
Deferred revenues	75.0	70.3
Other non-current liabilities	126.4	111.8
Total liabilities	2,299.7	1,827.3
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: 650.0 shares authorized; 154.5 and 154.5 shares issued, respectively; and 117.1 and 118.3 shares outstanding, respectively	1.6	1.6
Additional paid-in capital	972.3	901.2
Retained earnings	1,320.8	1,297.8
Treasury stock, at cost: 37.4 and 36.2 shares, respectively	(1,291.8)	(1,116.9)
Accumulated other comprehensive loss	(60.5)	(38.2)
Total stockholders’ equity	942.3	1,045.5
Total liabilities and stockholders’ equity	$3,242.0	$2,872.7

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended March 31,
	2017	2016
Cash Flows From Operating Activities
Net earnings	$139.7	$137.4
Adjustments to reconcile Net earnings to Net cash flows (used in) provided by operating activities:
Depreciation and amortization	51.2	39.2
Amortization of acquired intangibles and purchased intellectual property	52.8	24.0
Amortization of other assets	22.9	19.5
Stock-based compensation expense	34.7	34.5
Deferred income taxes	(16.1)	(20.6)
Excess tax benefits from stock-based compensation awards	(29.0)	(11.1)
Other	(0.4)	1.6
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Increase in Accounts receivable, net	(114.6)	(56.0)
Increase in Other current assets	(60.0)	(51.9)
Increase in Accounts payable	42.5	6.8
Decrease in Accrued expenses and other current liabilities	(23.8)	(13.9)
Increase in Deferred revenues	118.3	90.9
Non-current assets and liabilities:
Increase in Other non-current assets	(76.8)	(44.3)
Increase in Other non-current liabilities	20.7	5.0
Net cash flows provided by operating activities	162.1	161.1
Cash Flows From Investing Activities
Capital expenditures	(51.7)	(43.1)
Software purchases and capitalized internal use software	(17.8)	(13.0)
Acquisitions, net of cash acquired	(448.1)	(15.4)
Purchase of intellectual property	(90.0)	—
Equity method investment	(4.5)	(3.3)
Other investing activities	(0.9)	(3.4)
Net cash flows used in investing activities	(613.0)	(78.2)
Cash Flows From Financing Activities
Proceeds from Long-term debt	355.0	210.0
Repayments on Long-term debt	(105.0)	(80.0)
Excess tax benefits from stock-based compensation awards	29.0	11.1
Dividends paid	(113.6)	(103.0)
Purchases of Treasury stock	(212.6)	(97.0)
Proceeds from exercise of stock options	45.4	21.0
Payment of contingent consideration liabilities	(0.7)	(1.0)
Costs related to amendment of revolving credit facility	(1.8)	—
Costs related to issuance of bonds	(0.7)	—
Net cash flows used in financing activities	(4.9)	(38.9)
Effect of exchange rate changes on Cash and cash equivalents	(2.4)	(13.7)
Net change in Cash and cash equivalents	(458.2)	30.4
Cash and cash equivalents, beginning of period	727.7	324.1
Cash and cash equivalents, end of period	$269.5	$354.4

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Segment Results
(In millions)
(Unaudited)

Segment results:

	Revenues
	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
	(in millions)
Investor Communication Solutions	$826.4	$515.4	$2,259.3	$1,416.8
Global Technology and Operations	202.7	191.3	592.3	548.3
Foreign currency exchange	(20.1)	(17.8)	(54.8)	(42.6)
Total	$1,008.9	$688.8	$2,796.8	$1,922.5

	Earnings (Loss) before Income Taxes
	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
	(in millions)
Investor Communication Solutions	$73.9	$67.1	$125.0	$147.1
Global Technology and Operations	44.3	40.2	128.9	100.0
Other	(14.4)	(14.8)	(58.0)	(44.3)
Foreign currency exchange	2.5	0.9	7.6	3.6
Total	$106.3	$93.4	$203.5	$206.4

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
	(in millions)
Operating income (GAAP)	$109.7	$100.6	$234.6	$229.9
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	19.7	7.8	52.8	24.0
Acquisition and Integration Costs	4.2	1.3	12.0	4.0
Adjusted Operating income (Non-GAAP)	$133.6	$109.8	$299.4	$257.9

Operating income margin (GAAP)	10.9%	14.6%	8.4%	12.0%
Adjusted Operating income margin (Non-GAAP)	13.2%	15.9%	10.7%	13.4%

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
	(in millions)
Net earnings (GAAP)	$75.9	$63.7	$139.7	$137.4
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	19.7	7.8	52.8	24.0
Acquisition and Integration Costs	4.2	1.3	12.0	4.0
MAL investment gain	(9.3)	—	(9.3)	—
Tax impact of adjustments	(7.2)	(2.8)	(21.3)	(9.4)
Adjusted Net earnings (Non-GAAP)	$83.3	$70.0	$174.0	$156.1

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Diluted earnings per share (GAAP)	$0.63	$0.52	$1.15	$1.13
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.16	0.06	0.44	0.20
Acquisition and Integration Costs	0.03	0.01	0.10	0.03
MAL investment gain	(0.08)	—	(0.08)	—
Tax impact of adjustments	(0.06)	(0.02)	(0.18)	(0.08)
Adjusted earnings per share (Non-GAAP)	$0.69	$0.58	$1.43	$1.28

	Nine Months Ended March 31,
	2017	2016
	(in millions)
Net cash flows provided by operating activities (GAAP)	$162.1	$161.1

Capital expenditures and Software purchases and capitalized internal use software	(69.4)	(56.1)
Free cash flow (Non-GAAP)	$92.6	$105.0
Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flow
Fiscal Year 2017 Guidance
(In millions, except per share amounts)
(Unaudited)

Adjusted Earnings Per Share Growth Rate (1)
Diluted earnings per share (GAAP)	2% - 7% growth
Adjusted earnings per share (Non-GAAP)	12% - 17% growth

Adjusted Operating Income Margin (2)
Operating income margin % (GAAP)	~13%
Adjusted Operating income margin % (Non-GAAP)	~15%

Free Cash Flow
Net cash flows provided by operating activities (GAAP)	$470 - $550
Capital expenditures and Software purchases and capitalized internal use software	(120) - (150)
Free cash flow (Non-GAAP)	$350 - $400

(1) Adjusted EPS growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, and the MAL investment gain and is calculated using diluted shares outstanding. Fiscal year 2017 Non-GAAP Adjusted EPS guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, and the MAL investment gain, net of taxes, of approximately $0.42 per share.

(2) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Fiscal year 2017 Non-GAAP Adjusted Operating income margin guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs of approximately $92 million.